Exhibit 3.39

CHARTER

OF

PROCLAIM, INC.

The undersigned, having capacity to contract and acting as the incorporator of a corporation under the Tennessee Business Corporation Act, as amended, adopts the following charter for such corporation:

1. The name of the corporation is ProClaim, Inc.

2. The duration of the corporation is perpetual.

3. The registered office of the corporation is located at 424 Church Street, Suite 2800, Nashville, Tennessee 37219; the county in which such office is located is Davidson County. The name of its registered agent at that office is William H. Neely.

4. The name and address of the incorporator of the corporation is as follows:

William H. Neely

424 Church Street

Suite 2800

Nashville, Tennessee 37219

5. The address of the principal office of the corporation shall be 1483 North Mount Juliet Road, Suite 193, Mount Juliet, Tennessee 37122.

6. The corporation is for profit.

7. The purpose or purposes for which the corporation is organized are: to engage in any lawful business.

8. The maximum number of shares of common stock which the corporation shall have the authority to issue is one thousand shares (1,000), no par value.

9. Holders of shares of the common stock of the corporation are entitled to receive the net assets of the corporation upon dissolution.

10. A director of the corporation shall not be liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director; provided, however, that this provision does not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) for a distribution to shareholders that is unlawful. If Tennessee law is amended or modified to authorize corporate action eliminating or further limiting the personal liability of directors, then the liability of a director of the corporation shall thereupon be eliminated or limited, without the necessity of further amendment of this Charter, to the fullest extent permitted by Tennessee law. Any repeal or modification of the provisions of this Article shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

Dated this 9th day of February, 1993.

/s/ William H. Neely
William H. Neely, Incorporator